Exhibit 3.10

OFFICE TRANSLATION

ARTICLES OF ASSOCIATION
FOR

CGG Marine Resources Norge AS
(As of 17.06.2003)

§ 1. Company name

The company’s name is CGG Marine Resources Norge AS.

§ 2. Registered office

The company’s registered office is in the municipality of Bærum.

§ 3. Business activities of the company

Investment in industry and shipping, including seismic ships and everything in connection therewith, and ownership of shares and parts in companies that engage in similar and related activities.

§ 4. The share capital of the company

The company’s share capital is NOK 477.211.335,- consisting of 100 shares with face value NOK 4.772.113,35 each.

§ 5. The Board of Directors

The company’s Board of Directors shall consist of four to six Board members.

§ 6. Registration in the Norwegian Registry of Securities

The shares of the company shall not be registered in the Norwegian Registry of Securities.

§ 7. Representation

The Chairman of the Board binds the company.

§ 8. General Meeting

The General Meeting can be held in the municipality of Oslo.

The following business must be transacted and decided in the Ordinary General Meeting:

1.	Approval of the annual accounts and the annual report, including distribution of dividend.

2.	Any other business required by the Norwegian Companies Act to be transacted at the General Meeting.

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